Exhibit 10.3

SUBSIDIARY JOINDER AGREEMENT

This SUBSIDIARY JOINDER AGREEMENT (the “Agreement”) dated as of December 10, 2013  is executed by each of the undersigned (each, a“Debtor”) for the benefit of JPMORGAN CHASE BANK, NATIONAL ASSOCIATION in its capacity as administrative agent for the lenders party to the hereafter identified Credit Agreement (in such capacity herein, the “Administrative Agent”) and for the benefit of such lenders in connection with that Fourth Amended and Restated Revolving Credit Facility Agreement dated as of October 11, 2011, among the Administrative Agent, Lennox International Inc. (the “Borrower”), the lenders party thereto, JPMorgan Chase Bank, National Association, and Wells Fargo Bank, N.A., as Syndication Agents, PNC Bank and The Bank of Tokyo-Mitsubishi UFJ, Ltd. ., as Co- Documentation Agents, and U.S. Bank National Association, as Managing Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, and capitalized terms not otherwise defined herein being used herein as defined in the Credit Agreement)

Each Debtor is a newly formed or newly acquired Material Subsidiary that is not an Excluded Foreign Subsidiary or, as a result of a change in assets, has or is expected to become a Material Subsidiary that is not an Excluded Foreign Subsidiary and is executing this Subsidiary Joinder Agreement pursuant to Section 5.11 of the Credit Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby agrees as follows:

1. Each Debtor hereby assumes all the obligations of a “Guarantor” under that certain Fourth Amended and Restated Subsidiary Guaranty dated as of October 12, 2011 executed by the Guarantors party thereto in favor of the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”) and agrees that it is a “Guarantor” and bound as a “Guarantor” under the terms of the Guaranty as if it had been an original signatory thereto. In accordance with the foregoing and for valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Debtor irrevocably and unconditionally guarantees to the Administrative Agent and the other Secured Parties the full and prompt payment and performance of the Guaranteed Indebtedness (as defined in the Guaranty) upon the terms and conditions set forth in the Guaranty. Each Debtor hereby represents and warrants that each of the representations and warranties contained in Section 12 of the Guaranty is true and correct on and as of the date hereof (after giving effect to this Subsidiary Joinder Agreement) as if made on and as of such date.

2. This Agreement shall be deemed to be part of, and a modification to, the Guaranty and shall be governed by all the terms and provisions of the Credit Agreement and the Guaranty, which terms are incorporated herein by reference, are ratified and confirmed and shall be in full force and effect as valid and binding agreements of each Debtor enforceable against such Debtor. Each Debtor hereby waives notice of any Creditor’s acceptance of this Agreement.

IN WITNESS WHEREOF, each Debtor has executed this Agreement as of the day and year first written above.

Lennox National Account Services LLC	LGL Australia (US) Inc.

By: /s/ Rick Pelini	By: /s/ Rick Pelini
Rick Pelini	Rick Pelini
Vice President and Treasurer	Vice President and Treasurer